CyberDefender Closes $5 Million Financing with
Strategic Investor

Los Angeles, CA -- April 6, 2010 -- CyberDefender Corporation (OTCBB: CYDE), an award-winning provider of PC security, antispyware/antivirus software, PC optimization, PC support, and identity theft prevention solutions, today announced the successful completion of a $5 million debt financing with GR Match, LLC, an affiliate of Guthy-Renker LLC.

“We continue to advance our strategic relationship with Guthy-Renker, and are pleased to announce Guthy-Renker’s continued support and further investment in CyberDefender,” said CyberDefender’s CEO Gary Guseinov. “This capital strengthens our balance sheet and will enable us to fund accelerated growth throughout 2010.”

Guseinov continued, “With Guthy-Renker’s support over the last year we have dramatically increased our marketing reach with radio and television advertising.  We look forward to further expanding the marketing and distribution of our products and services through Guthy-Renker.”

Co-CEO of Guthy-Renker, Ben Van de Bunt, commented, “We believe there are unrealized opportunities in the market for Internet security software. CyberDefender has done a tremendous job of creating products and services to match the needs of today’s consumer marketplace.  This is clearly demonstrated by the company’s growth in 2009.     We look forward to continued growth and success as we work together to launch new marketing initiatives in 2010 and beyond. ”

About CyberDefender Corporation
CyberDefender Corporation is a leading provider of Internet security technology, specializing in state-of-the-art early detection and aggressive defenses against Internet security attacks. CyberDefender uses a patent pending secure peer-to-peer collaborative threat protection network (the earlyNETWORK), to combat spyware, viruses and identity theft. Products employing the company’s earlyNETWORK technology include CyberDefender Early Detection Center and MyIdentityDefender. CyberDefender also offers PC optimization utilities and Live Premium Technical Support services. CyberDefender products are fully compatible with Microsoft's Vista operating system and are available at http://www.cyberdefender.com. To date, more than 15 million consumers have used CyberDefender products.  CyberDefender is headquartered in Los Angeles, CA.

About Guthy-Renker LLC
Guthy-Renker is one of the largest and most respected direct marketing companies in the world, with distribution in 61 countries. Since 1988, Guthy-Renker has discovered and developed dozens of well-loved, high quality consumer products in the beauty, skincare, entertainment and wellness categories. Known for moving, award-winning productions and marketing campaigns featuring some of today's biggest stars, Guthy-Renker has been credited with transforming the broadcast direct marketing industry.

Co-Founders and Co-Chairmen Bill Guthy and Greg Renker have set industry standards for trust, integrity and best practices and have been invited to testify before US regulators to help shape industry governing policies. Greg Renker, a founding member of the Electronic Retailing Association, was elected the first chairmen of the Executive Committee and Board of Directors of the organization, for which he now serves as Chairman Emeritus.

Guthy-Renker has a superior track record of customer satisfaction for more than 20 years. Its direct to consumer model allows consumers to purchase products at a guaranteed low monthly price with generous extended return policies.

Forward Looking Statements
Statements in this press release that are not statements of historical or current fact, such as CyberDefender's expectation of future revenue growth and profitability, constitute "forward-looking statements". Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause CyberDefender's actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Factors that could cause CyberDefender's results to be materially different from the forward-looking statements include whether CyberDefender will be able to find financing when and as it needs it and whether CyberDefender's revenues will eventually exceed its expenses. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in CyberDefender's reports and registration statements filed with the Securities and Exchange Commission, which are available for review at http://www.sec.gov/.